EXHIBIT 4.2

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                           1994 RESTRICTED STOCK DISCOUNT
                                  PURCHASE AGREEMENT
                                      Pursuant to
                           INTERSTATE/JOHNSON LANE, INC.
                                    Stock Award Plan
                                As Amended and Restated
                                          as of
                                    October 27, 1992

         This 1994 Restricted Stock Discount Purchase Agreement
("Agreement") is entered into as of the ______ day of _______________, 1994, between Interstate/Johnson Lane, Inc., a Delaware corporation (which, together with its subsidiaries, is referred to herein as the
"Company"), and                             (the "Employee").

         WHEREAS, the Company and its stockholders previously have approved the Interstate/Johnson Lane, Inc. Stock Award Plan (the "Plan"), pursuant to which the Company may, from time to time, make awards of Restricted Stock (as hereinafter defined) to and enter into restricted stock purchase agreements with certain of its eligible employees as defined in the Plan;

         WHEREAS, the Plan has been amended and restated, effective October 27, 1992;

         WHEREAS, pursuant to the Plan, the Company has determined to allow the Employee to defer a portion of his compensation to be applied toward the purchase of Restricted Stock which shall be subject to the transfer restrictions and forfeiture provisions of this 1994 Restricted Stock Discount Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

         1.      Definitions.

                 For purposes of this Agreement, the following terms shall have the meanings indicated:

                 (a)      "Act" shall have the meaning indicated in
                 Section 9 hereof.

                 (b) "Average Stock Price" shall have the meaning indicated in Section 4 hereof.

                 (c) "Board" shall mean the Board of Directors of Interstate/Johnson Lane, Inc.

                 (d) "Cause" shall mean any act, action or series of acts or actions or any omission, omissions, or series of omissions, which result in or which have the effect of resulting in: (i) the commission of a crime by the Employee involving moral turpitude, or

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which crime has a material adverse impact on the Company or its business interests; or (ii) gross negligence, or willful misconduct which is continuous and results in material damage to the Company; or (iii) a degree of Employee malfeasance, misfeasance, or nonfeasance which would reasonably be considered sufficient grounds for dismissal of employees of similar rank, position and duties in normal commercial contexts; or
(iv) the willful failure of the Employee to follow the reasonable directives of the Board.

                 (e) "Change in Control" shall mean the occurrence of any of the following: (i) any person, within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act"), shall become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of shares of stock of the Company having 25% or more of the total number of votes that may be cast for election of members of the Board, unless the transaction(s) by which such 25% or more was acquired was approved or ratified by a vote of at least two-thirds of the members of the Board of the Company; or (ii) for any period of twelve consecutive calendar months beginning after the date of award, a majority of the Board shall fail to consist of individuals who were directors on the first day of such period and/or individuals whose election as directors was approved or recommended by a majority of the members of the Board in office at the time of their election.

                 (f) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor revenue laws of the United States.

                 (g)      "Committee" shall mean any committee of
directors of the Company designated by the Board to administer the Plan.

                 (h) "Common Stock" shall mean the common stock of Interstate/Johnson Lane, Inc., par value $.20 per share.

                 (i) "Company" shall mean Interstate/Johnson Lane, Inc. and any of its Subsidiaries.

                 (j) "Disability" shall mean the inability or failure of the Employee to perform those duties traditionally assigned to and performed by such Employee for the Company because of the Employee's then existing physical or mental condition, impairment or incapacity. The fact of Disability shall be determined by the Committee, which may consider such evidence as they consider desirable under the circumstances, the determination of which shall be final and binding upon all parties.

                 (k)      "Election Form" shall have the meaning
indicated in Section 3 hereof.

                 (l) "Employee" shall mean the individual executing this Agreement.

                 (m) "Involuntary Termination Without Cause" shall mean either (i) the dismissal of, or the request for the resignation of, the Employee, by court order, order of any court appointed liquidator or trustee of the Company, or the order or request of any creditors' committee of the Company constituted under the federal bankruptcy laws, provided that such

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order or request contains no specific reference to Cause; or
(ii) the dismissal of, or the request for the resignation of, an Employee by a duly constituted corporate officer of the Company or by the Board, for any reason other than for Cause.

                 (n) "Plan" shall mean the Interstate/Johnson Lane, Inc. Stock Award Plan as amended and restated as of October 27, 1992 and any subsequent amendments thereto.

                 (o) "Restricted Stock" shall mean the Common Stock awarded by the Committee to the Employee under Article VI of the Plan and pursuant to this Agreement.

                 (p) "Restricted Stock Deferral Account" shall mean an unfunded memorandum deferral account established in the Company's records for the Employee for the purpose of determining the number of shares of Restricted Stock the Employee may be entitled to receive hereunder.

                 (q)      "Restricted Stock Discount Purchase
Agreement", or "Agreement," shall mean this Agreement between the Company and the Employee by which Restricted Stock is issued to the Employee pursuant to the Plan.

                 (r) "Restricted Period" shall mean the period beginning on the date Restricted Stock is awarded to the Employee hereunder and ending on the anniversary date of such date two years later; provided, that in no event shall the Restricted Period end with respect to the Restricted Stock until the payment by the Employee to the Company of the amount of any federal, state or local income withholding or other employment tax required with respect thereto pursuant to
Section 8 below. The Committee, in its sole discretion, may alter the two-year Restricted Period for a previously granted award (provided that the Committee may not extend the Restricted Period for a previously granted award without the prior written consent of the Employee affected thereby), and may provide for the lapse of such restrictions in installments and accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine, in its sole discretion, pursuant to a written agreement with or written notification to the Employee.

                 (s) "Retirement" shall mean, with respect to the Employee, the retirement of the Employee from employment with the Company at or after age sixty-five, or at or after such earlier age and upon such conditions as may be approved by the Committee in writing and signed by the Employee.

                 (t)      "Subsidiary" shall mean any subsidiary
corporation of Interstate/Johnson Lane, Inc. as defined in Sections 424(f) and 424(g) of the Code.

                 (u) "Termination" shall mean the cessation of the employment relationship between the Company and the Employee for any reason. A leave of absence granted in accordance with the Company's usual procedures, which does not operate to interrupt continuous employment for other benefits granted by the Company shall not be considered a termination of employment under this Agreement. A period of related employment ("Related Employment") during which the Employee is employed by an employer which is not the


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Company shall not be considered a termination of employment under this
Agreement, provided that (i) such employment is undertaken by the Employee at the request of the Company, (ii) immediately prior to undertaking such employment, the Employee was an officer or employee of the Company or was engaged in Related Employment, and (iii) such employment is recognized by the Committee, in its sole discretion, as Related Employment for purposes of this Agreement. The death or Disability of the Employee during a period of Related Employment shall be treated, for purposes of this Agreement, as if the death or onset of Disability had occurred while the Employee was an officer or employee of the Company.

         2. Limitation on Shares of Restricted Stock. Notwithstanding anything in this Agreement to the contrary, the number of shares of Restricted Stock which may be awarded under the Plan and all Agreements executed prior to September 30, 1995 shall not exceed 100,000 shares. To satisfy this maximum annual award limitation, to the extent required, shares of Restricted Stock awarded to Employees shall be reduced pro rata among all Employees and any remaining amounts credited to the Restricted Stock Deferral Account returned without interest.

         3.      Deferred Compensation.

                 (a) Amount of Deferral. The Employee hereby agrees to defer that percentage of his total base compensation (which consists of base semi-monthly or monthly salary and/or commission), set forth on the applicable Election Form executed by the Employee, a copy of which is attached hereto as Exhibit A, for the period reflected on the Election Form. Elections to commence deferrals under the Plan and this Agreement may be made prior to the beginning of any fiscal quarter of the Company's fiscal year ending September 30, 1995. To be effective, the Election Form and this Agreement must be executed by the Employee and received by the Committee or its designee prior to the date on which such deferral is to commence. The total amount of such deferrals shall reduce all amounts otherwise payable to the Employee during the relevant period and prior to Termination in the event Termination occurs prior to September 1, 1995, but in no event shall such deferral exceed $20,000 for the fiscal year of the Company.

                 (b) Restricted Stock Deferral Account. All amounts which have been deferred by the Employee, less amounts applied toward the award of Restricted Stock, shall be reflected in the Employee's Restricted Stock Deferral Account, which shall be an unfunded memorandum account maintained only for the purpose of determining, subject to the maximum number of shares which may be awarded as provided in paragraph 2 above, the number of shares of Restricted Stock, if any, that the Employee shall be entitled to receive hereunder. Prior to October 1, 1995, the Employee's Restricted Stock Deferral Account shall be treated as a cash deferrals account of the sum of the Employee's cash deferrals, without interest or earnings.

         4. Restricted Stock. Subject to the limitations of paragraph 2 above and the other terms and conditions of the Plan and this Agreement, as of October 1, 1995, the Company shall award to the Employee that number of shares of Restricted Stock determined as follows:

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Number of Shares                          Balance in Restricted Stock Deferral
Awarded on October 1     =                Account on the Previous September 30
                                          80% of the Average Stock Price

For this purpose, the "Average Stock Price" shall mean the average of the closing prices of the Common Stock on the composite tape of the New York Stock Exchange ("NYSE") for the last five NYSE trading days during each calendar quarter of such fiscal year ending December 31, March 31, June 30 and September 30. Any fractional shares shall be rounded up to the next whole share and as of October 1, 1995, the balance in the Employee's Restricted Stock Deferral Account shall be reduced to zero. If at any time the Common Stock ceases to be traded on the NYSE, the Committee shall substitute another method for determining the Average Stock Price.

         Subject to Section 5(c) below, the Company may issue in the name of each Employee who is awarded Restricted Stock a stock certificate evidencing the shares of Restricted Stock. A "book entry" (i.e., a computerized or manual entry) shall be made in the records of the Company to evidence an award of shares of Restricted Stock to an Employee where no certificate is issued in the name of the Employee. Such Company records, absent manifest error, shall be binding on participating Employees. Each certificate registered in the name of an Employee shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such awards as set forth in
Section 5 below. All Restricted Stock, whether evidenced by book entry or by certificate shall be subject to this Agreement.

         5.      Transfer Restrictions; Legend.

                 (a) No Transfer. The Employee shall not sell, transfer, assign, convey, pledge, encumber or in any manner dispose of the Restricted Stock either voluntarily or involuntarily during the Restricted Period.

                 (b) Legend. Any stock certificate evidencing Restricted Stock shall contain the following restrictive legend:

                 The transfer or encumbrance of the shares of stock represented by this certificate is restricted under the terms of a Restricted Stock Discount Purchase Agreement dated __________________, pursuant to the
                 Interstate/Johnson Lane, Inc. Stock Award Plan, as Amended and Restated as of October 27, 1992, copies of which Restricted Stock Discount Purchase Agreement and Plan are on file at the principal office of the Company.

                 (c) No Delivery of Certificate. Any such stock certificates representing awarded Restricted Stock shall be held by the Company, and the Employee shall not be entitled to delivery thereof until the expiration of the Restricted Period. As a condition of any award of Restricted Stock, the Employee shall have delivered to the Company a stock power, endorsed in blank, relating to the shares covered by such award.

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                 (d)      Transfer After Lapse of Restrictions Subject
to Applicable Law. After the lapse of the restrictions under this Agreement and receipt of the Restricted Stock, the Employee may transfer his or her Restricted Stock, subject to any applicable federal or state laws that restrict such transfer, including a sale of such Restricted Stock to the Company.

         6. Treatment of Restricted Stock and Restricted Stock Deferral Account Upon Termination. The occurrence of the following events prior to the expiration of the Restricted Period shall result in the following actions being taken:

                 (a) Voluntary Termination of Employment or Involuntary Termination Without Cause. Upon the voluntary Termination of the Employee or the Involuntary Termination Without Cause of the Employee, the Employee shall receive the cash deferrals made to date under this Agreement and not yet used to purchase Restricted Stock, paid in cash less applicable withholding taxes, without interest or earnings. Upon the Involuntary Termination Without Cause of the Employee, subject to the payment of applicable withholding taxes, the restrictions with respect to Restricted Stock then issued and outstanding to the Employee hereunder shall lapse and the Employee shall be entitled to the Restricted Stock, free of the transfer restrictions hereunder. If the Employee voluntarily terminates employment, he shall forfeit ALL Restricted Stock then issued and outstanding to the Employee hereunder with respect to which the Restricted Period has not expired.

                 (b) Death or Disability. Upon the Termination of the Employee as a result of death or Disability, the Employee shall receive the cash deferrals made to date under this Agreement and not yet used to purchase Restricted Stock, paid in cash less applicable withholding taxes, without interest or earnings and, subject to the payment of applicable withholding taxes, the restrictions with respect to Restricted Stock then issued and outstanding to the Employee hereunder shall lapse and the Employee (or his personal representative) shall be entitled to the Restricted Stock, free of the transfer restrictions hereunder.

                 (c) Retirement. Upon Retirement, at the discretion of the Committee and upon such conditions as the Committee may impose, the Employee (i) shall receive the amount of his cash deferrals made to date under this Agreement and not yet used to purchase Restricted Stock, paid in cash, less applicable withholding taxes, without interest or earnings, and (ii) shall forfeit ALL Restricted Stock then issued and outstanding to the Employee hereunder with respect to which the Restricted Period has not expired.

                 (d) Termination for Cause. Upon the Termination of the Employee for Cause, the Employee shall forfeit ALL Restricted Stock then issued and outstanding to the Employee hereunder with respect to which the Restriction Period has not expired and shall forfeit ALL cash amounts in his Restricted Stock Deferral Account arising out of the deferral of Employee's cash compensation in connection herewith.

                 (e) Change in Control. Upon a Change in Control or upon dissolution or liquidation of the Company (regardless of whether the Employee is terminated), subject to the payment of applicable withholding taxes, (i) the restrictions with respect to Restricted Stock then issued and outstanding to the Employee hereunder shall lapse and the Employee (or his


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personal representative) shall be entitled to the Restricted
Stock free of the transfer restrictions hereunder, and (ii) the Employee (or his personal representative) shall be entitled to the cash deferrals, made to date under this Agreement and not yet used to purchase Restricted Stock, paid as if he had terminated employment on the business day immediately preceding the date of the Change of Control in accordance with the termination of employment provisions of paragraph
(a).

         7. Rights as Shareholder. Notwithstanding the transfer restrictions and forfeiture provisions herein applicable to the Restricted Stock during the Restricted Period, upon the award of Restricted Stock the Employee shall have the entire beneficial ownership of the Restricted Stock and, subject to the Plan and this 1994 Restricted Stock Discount Purchase Agreement, shall be entitled to exercise the rights and privileges of a shareholder with respect to the Restricted Stock, including the right to receive dividends and the right to vote such Restricted Stock.

         8. Payment of Withholding Taxes. The Company shall have the right to deduct from any payments made under the Plan any federal, state, local or other taxes required by law to be withheld with respect to such payments. Within 10 days prior to (i) the date on which the forfeiture restrictions set forth in Section 5 above shall lapse with respect to the Restricted Stock or (ii) the date on which the Employee makes an election under Section 83(b) of the Code, or (iii) as soon as reasonably possible following death, and in each case as a condition to the expiration of the Restricted Period and to delivery of certificates for Restricted Stock, the Employee shall pay to the Company the amount of any federal, state or local income tax withholding or other employment tax with respect to the Restricted Stock for which the forfeiture restriction set forth in Section 5 shall lapse. The determination of the amount of any federal, state or local income tax withholding or other employment tax due in such event shall be made by the Company and shall be binding on the Employee. If the amount requested is not paid, the Company may refuse to deliver share certificates and the Restricted Period shall not lapse. Payment to the Company by the Employee of any required amount of withholding for tax purposes shall be made in United States dollars by cash or check payable to the order of the Company or, unless the Committee in its sole discretion shall determine otherwise and unless such amounts become due as a result of an Employee's election under
Section 83(b) of the Code, in whole or in part by an election by the Employee, in accordance with rules adopted by the Committee from time to time, to have the Company withhold shares otherwise issuable pursuant to the Plan having a fair market value equal to such tax liability. Any required payment of withholding taxes to the Company by the Employee shall be made by the Employee prior to payment by the Company of cash deferrals or Restricted Stock to the Employee pursuant to this Agreement.

         9.      No Registration Rights.

                 (a) Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the issuance of Restricted Stock under this Agreement, any law, regulation or requirements of any government or authority having jurisdiction in the premises shall require either the Company or the Employee to take any action in connection with the shares then to be issued, the issuance of such shares shall be deferred until such action shall


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have been taken. Nothing in this Agreement shall be construed to obligate the
Company at any time (during or after the Restricted Period) to file or maintain the effectiveness of a registration statement under the Securities
Act of 1933 (the "Act") or under the securities laws of any jurisdiction, or to take or cause to be taken any action which may be necessary in order to provide an exemption from the registration requirements of the Act under Rule 144 or any other exemption with respect to the Restricted Stock or otherwise for resale or distribution by the Employee (or by the executor or administrator of such Employee's estate or a person who acquired such Restricted Stock or other rights by bequest or inheritance or by reason of the death of such Employee) as a result of the receipt of Restricted
Stock hereunder.

                 (b) The Employee hereby represents to the Company that he is acquiring the Restricted Stock pursuant to this Agreement for investment for his own account and not with a view to the resale or distribution of any part thereof, as such terms are defined in the rules and regulations of the Securities and Exchange Commission promulgated under the Act, and hereby agrees that none of such Restricted Stock will be sold, transferred or otherwise disposed of unless: (i) a registration statement under the Act shall at the time of disposition be effective with respect to the Restricted Stock sold, transferred, or otherwise disposed of; (ii) the Company shall have received an opinion of counsel or other information and representations satisfactory to it to the effect that registration under the Act is not required, by reason of the application of Rule 144 or otherwise, for such sale, transfer or other disposition; or (iii) a "no-action" letter shall have been received from the staff of the Securities and Exchange Commission to the effect that such sale, transfer, or other disposition may be made without registration. In the discretion of the Committee, the person receiving stock certificates at the expiration of the Restricted Period in respect of shares of Restricted Stock shall be required at the time of such receipt to reaffirm the foregoing representation to the Company.

         10. General Assets. The Company's obligations under this Agreement are purely contractual, and the parties do not intend that the amount payable hereunder be held by the Company in trust for the Employee or a beneficiary or as a segregated fund. Title to any assets which the Company may earmark or credit to any particular deferral account for purposes of designating or setting aside amounts to satisfy its obligations under this Agreement shall at all times remain in the Company and be subject to the Company's creditors. The Employee or his beneficiary shall not have any property interest whatsoever in any asset or amount attributable to the Restricted Stock Deferral Account, and nothing contained in this Agreement (or action taken pursuant to this Agreement) shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Employee, his beneficiary or any other person. Nothing in this Section
9, however, shall prevent or impede the Employee from enforcing his contractual rights under this Agreement as a general unsecured creditor of the Company.

         11. Resolution of Disputes. Any dispute or disagreement that arises under, or as a result of, or pursuant to, this Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any such determination or other determination by the Committee under or pursuant to this Agreement and any interpretation by the Committee of the terms of this Agreement shall be final, binding and conclusive on all parties affected


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thereby; provided, however, that the Board shall have the right, in its absolute and uncontrolled discretion, to overrule or modify any determination or interpretation made by the Committee, and, in such event, the determinations or interpretations of the Board shall be final, binding and conclusive on all parties affected thereby.

         12. Non-Transferability of Employee's Rights. The Employee's rights and interests under the Plan and this Agreement may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of the Employee's death, but then only to the extent otherwise provided for in this Agreement) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of the Employee in his Restricted Stock or Restricted Stock Deferral Account shall be subject to any obligation or liability of the Employee.

         13.     Miscellaneous.

                 (a) Binding on Successors and Representatives. This Agreement shall be binding, not only upon the parties hereto, but also on their heirs, executors, administrators, personal representatives, successors and assigns (including any transferee of a party to this Agreement); and the parties agree, for themselves and their successors, assigns and representatives, to execute any instrument which may be necessary legally to effect the terms and conditions of this Agreement.

                 (b) Entire Agreement; Relationship to Plan. This Agreement, together with the Plan, constitute the entire agreement of the parties with respect to the Restricted Stock Deferral Account and the Restricted Stock to be awarded pursuant to this Agreement and supersedes any previous agreements, whether written or oral, with respect thereto. This Agreement has been entered into in compliance with the terms of the Plan, and wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

                 (c) Amendment. Neither this Agreement nor any of the terms and conditions herein set forth may be altered or amended verbally, and any such alteration or amendment shall only be effective when reduced to writing and signed by each of the parties, or their respective successors and assigns.

                 (d) Construction of Terms. Any reference herein to the masculine shall include the feminine or neuter, and any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires.

                 (e) Notices. All notices, requests and amendments under this Agreement, shall be in writing, and notices shall be deemed to have been given when personally delivered or sent by prepaid registered mail:

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                      (i)      if to the Company, at the following
                      address:

                                       Interstate/Johnson Lane, Inc.
                                       Interstate Tower
                                       P. O. Box 1012
                                       Charlotte, North Carolina 28201-1012
                                       Attention:  Michael D. Hearn, Secretary

                                       or at such other address as the
                                       Company shall designate by
                                       notice.

                      (ii) if to the Employee, to the Employee's address appearing in the Company's employment records, or at such other address as the Employee shall designate by notice.

              (f) Governing Law. This Agreement is entered into in the State of North Carolina and shall be governed by the laws of the State of North Carolina and the parties hereby consent to the jurisdiction of the Superior Court of Mecklenburg County, North Carolina for purposes of adjudicating any issue hereunder.

              (g) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

              (h) Employment. Nothing in this Agreement or the Plan shall be interpreted as altering the employment relationship between the Company and the Employee, which relationship has been and shall continue, at the option of the Company, to be employment by the Employee at the will of the Company.

              (i) Headings. Titles and headings to sections in this Agreement are inserted for reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                                INTERSTATE/JOHNSON LANE, INC.



                                                By:

                                                Title:



                                                EMPLOYEE:



                                                                       [SEAL]



                                                  Name Printed




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